Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-286070

August 4, 2025
PROSPECTUS SUPPLEMENT NO. 4

DEVVSTREAM CORP.
UP TO 26,419,091 COMMON SHARES

This prospectus supplement amends the prospectus dated March 25, 2025 (as amended and supplemented to date, the “Prospectus”) of DevvStream Corp., a company existing under the Laws of the Province of Alberta, Canada (the “Company”), which forms a part of the Company’s Registration Statement on Form S-1 (No. 333-286070). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on  August 4, 2025. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Shares of our Common Shares are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “DEVS”. On August 1, 2025, the closing price of our Common Shares was $0.31.

Investing in the Company’s Common Shares involves risks. See “Risk Factors” beginning on page 9 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is August 4, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 4, 2025

DEVVSTREAM CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada	001-40977	86-2433757
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2108 N St., Suite 4254 Sacramento, California (Address of principal executive offices)	95816 (Zip Code)
(647) 689-6041
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares	DEVS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 4, 2025, DevvStream Corp., an Alberta company (formerly known as Focus Impact Acquisition Corp, the “Company”), and Helena Global Investment Opportunities 1 Ltd., a Cayman Islands exempted company (the “Investor”) entered into a second amendment (the “Amendment”) to that certain Purchase Agreement, dated October 29, 2024 (the “Purchase Agreement”).

The Amendment increased the Commitment Amount from $40,000,000 to $300,000,000 (the “Revised Commitment Amount).  The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the Amendment, which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
10.1	Second Amendment to Purchase Agreement.

104	Cover page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2025
DEVVSTREAM CORP.

	By:	/s/ David Goertz
	Name:	David Goertz
	Title:	Chief Financial Officer